EXHIBIT 5.1

July 9, 2008

IA Global, Inc.

101 California Street

Suite 2450

San Francisco, CA 94111

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to IA Global, Inc. (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 33,112,422 shares of the Company’s common stock, $0.01 par value per share (the ”Shares”), for resale by certain selling stockholders listed on Exhibit A, which consist of: (i) 642,422 Shares issued in a private placement, which consist of: (a) 125,000 Shares issued pursuant to the Subscription Agreement, dated November 8, 2007, between the Company and William Sanders, (b) 178,572 Shares issued pursuant to the Subscription Agreement, dated November 14, 2007, between the Company and J. Charles Bussey, (c) 160,000 Shares issued pursuant the Subscription Agreement, dated November 26, 2007, between the Company and Pamela Gebhardt, (d) 36,000 Shares issued pursuant the Subscription Agreement, dated November 26, 2007, between the Company and Peter and Pamela Gebhardt, (e) 17,850 Shares issued pursuant the Subscription Agreement, dated November 26, 2007, between the Company and Peter Gebhardt, and (f) 125,000 Shares issued pursuant the Subscription Agreement, dated December 7, 2007, between the Company and Alan Elisofon (collectively, the “Subscription Agreements”); (ii) 100,000 Shares issued to America West Pacific Int’l Invest Corp., related to fundraising services, pursuant to the Term Sheet & Fee Protection Agreement, dated April 1, 2008 (the “American West Agreement”); (iii) 120,000 Shares issued to Aim Capital Corporation, related to investor relation services, pursuant to the Amendment Agreement, dated April 16, 2008 (the “AIM Agreement”); (iv) 2,500,000 Shares issued to Michael Ning in a private placement completed on April 24, 2008 and May 8, 2008, pursuant to the Subscription Agreements, dated April 24, 2008 and May 8, 2008 (“Ning Subscription Agreements”); (v) 2,500,000 Shares issuable upon exercise of warrants issued pursuant to the Ning Subscription Agreements (the “Warrants”); (vi) 1,250,000 Shares issued to the shareholders of Asia Premier Executive Business Suites, Inc., pursuant to the Share Exchange Agreement, dated May 27, 2008 (the “Asia Premier Agreement”); and (vii) 26,000,000 Shares issued to Taicom Securities Co Ltd, pursuant to the Share Exchange Agreement, dated June 3, 2008 (the “Taicom Agreement,” and collectively with the Subscription Agreements, the American West Agreement, the AIM Agreement, the Ning Subscription Agreements, and the Asia Premier Agreement, the “Agreements”).

IA Global, Inc.

July 9, 2008

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (the “Documents”):

(a)       The Registration Statement;

(b)       The Agreements;

(c)       The Warrants;

(d)       The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof (the “Certificate”);

(e)       The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof (the “Bylaws”); and

(f)        The Resolutions of the Board of Directors, adopted on November 20, 2007, April 15, 2008, April 27, 2008, May 16, 2008 and June 8, 2008, as certified by the Secretary of the Company, as of the date hereof (the “Resolutions”).

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.        We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.        In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

IA Global, Inc.

July 9, 2008

C.        The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.        We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E.        We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F.        We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of Delaware law, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, upon the assumption that there will be no material changes in the Documents we have examined and the matters investigated referred to above, we are of the opinion that 30,612,422 Shares of the total of 33,112,422 Shares included in the Registration Statement have been validly issued and are fully paid and nonassessable.

Also, based on the foregoing, we are of the opinion that the remaining 2,500,000 Shares included in the Registration Statement, when issued upon exercise of the Warrants in accordance with the terms thereof for legal consideration of not less than $0.01 per share, will have been validly issued and will be fully paid and nonassessable.

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IA Global, Inc.

July 9, 2008

This letter does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP

By:	/s/ Kevin J. Lavin

Kevin J. Lavin, Esq.

Exhibit A

Name of Selling Stockholder	Number of Shares to be Registered
Alan Elisofon	125,000
J. Charles Bussey	178,572
William Sanders	125,000
Pamela Gebhardt	160,000
Peter and Pamela Gebhardt	36,000
Peter Gebhardt	17,850
America West Pacific Intl Invest Corp.	100,000
Aim Capital Corporation	120,000
Michael Ning	5,000,000
Jonathan Miller	833,334
Victoria Rilloraza	416,666
Taicom Securities Co Ltd	26,000,000